Exhibit 14.1

MOTORCAR PARTS OF AMERICA, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
ADOPTED EFFECTIVE JANUARY 15, 2015

The Board of Directors of Motorcar Parts of America, Inc. (“MPA”) has adopted the following Code of Business Conduct and Ethics (this “Code”). This Code applies to all MPA officers, directors and employees, as well as to directors, officers and employees of each subsidiary of MPA.  Additional policies, procedures and practices may be adopted that supplement, support or clarify this Code.

As used in this Code, unless the context otherwise requires, references to the “Company” or the “MPA companies” shall mean MPA and all of its subsidiaries, whether domestic or foreign, and references to the “Board” shall mean the Board of Directors of MPA. "Non-token personal benefits" shall mean gifts, meals transportation, entertainment or other favors of more than nominal or insignificant value.

No code or policy can anticipate every situation or provide definitive answers to all questions that may arise. Accordingly, this Code is intended to focus each individual director, officer and employee on areas of ethical risk, provide guidance to directors, officers and employees to help them recognize and deal with ethical issues, establish mechanisms to report unethical conduct, and help foster the Company’s values and operating principles. When in doubt about the best course of action, employees are encouraged to bring questions about particular circumstances to the attention of their supervisors, manager or other appropriate personnel at the Company facility where the individual is employed and/or a member of MPA's Audit Committee and members of the Board are encouraged to bring their questions to the attention of the Company’s General Counsel unless in each case a particular policy in this Code, or in any policy, procedure or practice adopted to supplement, support or clarify this Code, directs otherwise.

Compliance with Governmental Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules and regulations, and the Company expects its directors, officers and employees to carry out their responsibilities on behalf of the Company in accordance with such laws, rules and regulations and to refrain from illegal conduct. No individual is expected to know the details of all applicable laws, rules and regulations. Nevertheless, individuals who have questions about whether particular circumstances may involve illegal conduct should seek advice from MPA’s General Counsel and/or its Audit Committee.

Confidentiality

Directors, officers and employees should maintain the confidentiality of non-public information and records entrusted to them by the Company, and any other confidential information that comes to them, from whatever source, in the course of performing their responsibilities as a director, officer or employee, except when disclosure is authorized by the Company's Audit Committee or General Counsel, or required by laws, rules, regulations or legal process.  The obligation to preserve confidential information continues even after employment ends.  Unauthorized use or distribution of this information would violate this Policy.  It could also be illegal and result in civil or criminal penalties.

Conflicts of Interest

It is the Company’s policy that all of its directors, officers and employees avoid business and personal situations that may give rise to a conflict of interest. A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the Company’s interests. A conflict of interest can arise in numerous areas including the following:

•  a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company objectively and effectively.

•  a director, officer or employee has a direct or indirect interest in a transaction where the Company is or may become a party, property that the Company may acquire, or an entity with which the Company does or may do business, except where prior full disclosure of the facts is made to the Company in accordance with the procedures outlined under “Compliance Standards, Reporting and Disciplinary Action” below.

•  a director, officer or employee, or member of his or her family, receives improper, non-token personal benefits, including loans or guarantees of obligations, as a result of his or her position as a director, officer or employee of the Company.

•  a director, officer or employee works simultaneously for a competitor, customer or supplier.

Because conflicts of interest may not always be clear-cut, employees are encouraged to bring questions about particular situations to the attention of the Audit Committee and/or to MPA's General Counsel. Members of the Board should direct questions to the Audit Committee, and/or General Counsel.

Corporate Opportunities

Directors, officers and employees of the Company are prohibited from taking for themselves personally opportunities in which they could reasonably anticipate that the Company might have an interest or that are discovered through the use of corporate property, information or position without the consent of the Board. An exception to this policy exists if, after full disclosure of the facts is made in accordance with the procedures outlined under “Compliance Standards, Reporting and Disciplinary Action” below, the disinterested members of the Board or MPA’s Audit Committee, as appropriate, determine that MPA will not pursue the opportunity. Directors, officers and employees are prohibited from using corporate property, information, or position for improper personal gain, or for competing directly or indirectly with the Company.

Fair Dealing

The Company aims to succeed through fair and honest competition.  The Company seeks superior performance, but never through unethical or illegal business practices. Directors, officers and employees should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No one should take unfair advantage of another individual through manipulation, concealment, abuse of privileged information, or misrepresentation of material facts.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers.  No gift or entertainment should ever be offered or accepted by a director, officer or employee or any family member of a director, officer or employee unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bride or payoff and (4) does not violate any laws or regulations.  The offer or acceptance of cash gifts is prohibited.  Officers and employees should discuss with their supervisors, managers or other appropriate personnel any gifts or proposed gifts they think may be inappropriate.

Protection and Proper Use of Assets

Company assets, such as information, supplies, equipment, materials, intellectual property, software, hardware and facilities, among other Company properties and assets, are valuable resources owned or licensed by or otherwise belonging to the Company and are to be used solely for Company purposes. Safeguarding this property from loss, damage or theft is the responsibility of all employees. No person shall take Company property or assets for personal use or gain, nor shall Company property or assets be given away, sold or traded without proper authorization. Incidental and immaterial personal use of assets such as computers and other equipment, telephones and supplies are permitted exceptions to this Policy.

Public Reporting

Company employees are responsible for the accurate and complete reporting of financial information within their respective areas of responsibility and for the timely notification to the appropriate senior officer of the Company of significant transactions, trends and other financial or non-financial information that may be material to the Company. Reports and documents that the Company files with or submits to the Securities and Exchange Commission and other regulators, and other public communications, should contain full, fair, accurate, timely and understandable disclosure.  Directors, officers, and employees of the Company shall not knowingly conceal or falsify information, misrepresent material facts or omit materials facts necessary to avoid misleading the Company’s independent public auditors or investors.

Significant Accounting Deficiencies

The Chief Executive Officer and each senior financial officer of the Company shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal control over financial reporting and disclosures which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal control over financial reporting and disclosures.

Insider Trading

Officers, directors and employees who have access to confidential information are not permitted to use or share that information for securities trading purposes (“insider trading”) or for any other purpose except the conduct of the Company’s business.  All non-public information about the Company should be considered confidential information for these purposes.  It is always illegal to trade Company securities while in possession of material, non-public information, and it is also illegal to communicate or “tip” such information to others.  While all officers, directors and employees of the Company are prohibited from insider trading, the Company has adopted specific insider trading policies and procedures applicable to the Company’s directors, executive officers and key employees.

Compliance Standards, Reporting and Disciplinary Action

The Company’s directors, Chief Executive Officer, senior financial officers and General Counsel shall promptly report any known or suspected violations of this Code to the Chairman of the Company’s Audit Committee.  All other officers and employees should talk to supervisors, managers or other appropriate personnel about known or suspected illegal or unethical behavior.  No retaliatory action of any kind will be permitted against anyone making such a report in good faith, and the Company’s Audit Committee will strictly enforce this prohibition.  MPA has adopted an Ethics Reporting Policy for the reporting of concerns regarding financial improprieties and unethical activities and, in conjunction with adopting this policy, has implemented an ethics phoneline.  Third parties who conduct business on behalf of MPA and customers, suppliers, vendors and investors of MPA may report concerns via this phoneline.  The phoneline is administered by an outside, independent service provider.  It is accessible 24/7/365 via telephone or internet and in English, Spanish, and Mandarin.  The telephone numbers are: USA – 866.447.7930; Mexico – 001.800.613.2737; Singapore – 800.110.1519; Malaysia – 800.803.3435; and China – 10.800.711.0631 and 10.800.110.0577.  The website address is: https://www.integrity-helpline.com/motorcarparts.jsp.  The operators will be able to answer any questions you may have about the phoneline.

It is the Company's policy that waivers of this Code will not be granted except in very limited circumstances. Any waivers of this Code for directors and executive officers of the Company may only be made by the Board or the Audit Committee of the Board after disclosure of all material facts by the individual seeking the waiver and will be promptly disclosed as required by law or stock exchange regulation. Any waivers for other individuals may only be granted by the Board, its Audit Committee or the General Counsel after disclosure of all material facts by the individual seeking the waiver. Notice of any waiver granted must be sent to the other parties given waiver authority in this Code.

Accountability for Violations

If the Company Audit Committee or its designee determines that this Code has been violated, either directly, by failure to report a violation, or by withholding information related to a violation, the offending officer, director or employee may be disciplined for non-compliance with penalties up to and including removal from office or dismissal.  Such penalties may include written notices to the individual involved that a violation has been determined, censure by the Audit Committee, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and reimbursement of the Company for losses or damages resulting from violations of this Code.  Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending officers, directors and employees of the Company.  All officers, directors and employees of the Company are expected to cooperate with internal investigations of misconduct.